NEWS RELEASE

Exhibit 99.1
Vanguard Natural Resources to Acquire Properties in Montana

Houston – November 15, 2012 - (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement with an undisclosed seller to acquire certain non-operated oil and natural gas assets in Montana for a purchase price of $131.0 million.  However, the properties under the agreement are subject to a third party’s preferential right to purchase, which expires thirty days after notice.

The properties are located in the Bakken trend and are characterized by mature oil production with some associated natural gas production. The properties will be immediately accretive to cash flow and have current net production of approximately 1,100 BOE per day.  The effective date of the acquisition is August 1, 2012 and the Company anticipates closing this acquisition on or before December 31, 2012.

The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, in Mississippi, and in South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com